                                                                   EXHIBIT 10.19

                                TENANCY AGREEMENT

                                FOR OFFICE SPACE

              The following Tenancy Agreement is concluded between

                                  Claus Czaika
                        c/o Euro Video Bildprogramm GmbH
                             Oskar-Messter Strasse 15
                                 85737 Ismaning

                  - hereinafter referred to as the "Landlord" -


                                       and

                              SCM Microsystems GmbH
                           Speri-Ring 4 Hettenshausen

                               85276 Pfaffenhofen

                   - hereinafter referred to as the "Tenant" -


DECLARATION ON THE TENANT:

SCM Microsystems GmbH is entered into the Commercial Register at the Neuburg County Court under Number: HRB 90556.

                            SECTION 1 RENTED PROPERTY

Para 1

The following areas in the property at Oskar-Messter-Strasse 13, 85737 Ismaning are rented in accordance with the rented area calculation (Annex VII) by Muhlemeier + Scheller GmbH:

- approx.    414.37 m(2)         Basement (Annex 1a)
- approx.    900.43 m(2)         1st Floor (Annex 1b)
- approx.  1,460.55 m(2)         2nd Floor (Annex 1c)
- approx.    567.36 m(2)         Attic (Annex 1d)
-
-       27 underground car-parking spaces (Annex II)
-       15 outdoor car-parking spaces (Annex III)

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Rented areas are all the areas highlighted in orange on the attached plans
(Annex 1) and certain proportions of communal areas. It should be emphasised, by way of clarification, that for outside walls, the calculation areas (including for the rent level calculation) span from the outside wall up to and including the outer edge of the building. Within the highlighted areas, all areas for each floor, including structural areas and dividing walls are measured and, subject to the above regulation, used as a basis for the rent level calculation. Internal walls shared with third-party rented areas are measured at 50%. Communal areas and areas (see Annex 1, highlighted in yellow) are - if applicable in consideration of the above stipulations - calculated in line with the proportion of rented area in each building. The calculation is illustrated in Annex 7.

Para 2

The spaces marked on the attached Vehicle Parking Plans (Annex II, III) are also rented. Proportions of the entrance areas, stairways and lift belonging to the building are also rented. These areas are included in the rent charged Section 4.

Para 3

The undeveloped area is not rented. The wall areas or areas within the building and outside of the rented areas are not rented.

Para 4

The Landlord arranges the room layout in accordance with the enclosed Layout Plan (Annex 1 a, b, c, d, e). It is agreed that all changes made to the facilities and fixtures and fittings over and above the standard equipment shown on the enclosed Layout Plan (Annex 1 a, b, c, d, e) as a highlighted item (yellow, red, green, blue) must be carried out by the Tenant and paid for by him. The Tenant's interior work is commissioned through the Landlord, who will pass on the exact costs calculated by the contractor to the Tenant. The commissioning procedure involves the contractor submitting a quotation to both Landlord and Tenant, which the Tenant must sign and return to the contractor within 5 working days.

Para 5

The Landlord grants a subsidy of DM 25,000.00 (in words twenty five thousand Deutschmarks) for the Tenant's interior work on the rented property.

Interior work on the rented property include glass doors, floor tanks, steel structures for glass dividing walls, modifications in the sanitary area. No cabling work, regardless of its nature, is taken into account.

                            SECTION 2 PURPOSE FOR USE

Para 1

The areas are used exclusively for office space. The rented property may be used only for this contractual purpose.

Para 2

Changes to the purpose for use requires prior written approval from the Landlord. The Landlord may only decline to give approval for good reason.

Para 3

If the contractual use as defined in Paras 1 and 2 becomes impossible, difficult or otherwise restricted for the Tenant for reasons attributable either to himself or the nature or operating of his Company, the Tenant may derive no entitlement to termination or amendment of this Agreement.

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                            SECTION 3 TENANCY PERIOD

Para 1

The tenancy arrangement begins on 15.11.2001 and ends 7 years later on
15.11.2008. At the end of the original tenancy period, the Tenant is offered the option to continue the Agreement for a further three years, i.e. until 15.11.2011.

If the Tenant does not wish to exercise this 3-year option, he must indicate in writing such intention to the Landlord at least 9 months in advance, i.e. on 15.02.2008, otherwise the option is considered to have been tacitly exercised.

Para 2

At the end of the exercised option period, the tenancy arrangement is extended by further periods of one year, unless cancelled no later than 6 months before the end of the tenancy arrangement by either of the contracting parties. Cancellation must be confirmed in writing.

                        SECTION 4 MONTHLY RENTAL PAYMENTS

4.1     MONTHLY RENTAL PAYMENTS FOR THE PERIOD 01.12.2001 TO 31.12.2004


Basement    approx. 414.37 m(2)    DM 23.80/m(2)    DM  9,862.01  E   5,042.36
1st Floor   approx. 900.43 m(2)    DM 23.80/m(2)    DM 21,430.23  E  10,957.10
2nd Floor   approx. 1,460.55 m(2)  DM 23.80/m(2)    DM 34,761.09  E  17,773.06
Attic       approx. 576.36 m(2)    DM 23.80/m(2)    DM 13,717.37  E   7,013.58

Advance payment for running costs / heating costs

           approx. 3,351.71 m(2)   DM 3.50/m(2)     DM 11,730.98  E   5,997.96

27 underground car-parking
spaces                             DM 100.00/space  DM   2,700.00 E   1,380.49
15 outdoor car-parking
spaces in Oskar-Messter-Str. 13    DM 75.00/space   DM   1,125.00 E     575.20

Total net amount                                                  E  48,739.75
plus VAT at current rate of 16%                                   E   7,798.36

TOTAL GROSS AMOUNT                                                E  56,538.11


The monthly net rent is increased by 2.0% every 15 months, the first increase being 01.12.2004. The rent increase is based on the level of rent applicable to the previous tenancy period. The car-parking spaces listed under Section 1, para 1 however are exempt from this ruling.

                              SECTION 5 SECURITIES

Para 1

The security for all current and future obligations arising from the Tenancy Agreement, including the obligation arising from any additional usage arrangements shall be submitted by the Tenant to the Landlord within 14 days of the Agreement being finalised in the form of an irrevocable, directly liable and unconditional Guarantee, which is payable on first request and issued by a major German bank, or an alternative security equivalent to 3 monthly rental payments. This is equivalent to an amount of DM 250,787.03 / E 128, 225.37. The Bank Guarantee will be returned to the Tenant at the end of the Tenancy Agreement, the latest date being 3 months after the rented object has been returned to the Landlord, subject to the Landlord having no claim against the Tenant in this respect.

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                            SECTION 6 HAND-OVER DATE

Para 1

The rented object is handed over on the basis of the enclosed plan of the Tenant's interior work (Annex 1) and the enclosed Building Description (Annex
VI) on the following dates:


Basement         Interior work plan before 31.08.01     Hand-over date 15.11.01
1st/2nd Floor    Interior work plan before 07.09.01     Hand-over date 22.11.01
Attic            Interior work plan before 14.09.01     Hand-over date 29.11.01


in which case certain residual work must be completed before 14.12.2001, unless such work would severely restrict the IT/Communications cable laying work. A Report must be prepared during the hand-over procedure and signed by both parties. The agreed date is considered observed if the legally binding interior work plan is submitted on time. In the event of each floor's plan not being available by the stated date, the contracting parties will agree a list of priorities for the relevant floor, in order to guarantee progress of the building work. Each hand-over date will be deferred in line with the date the Tenant has to submit each interior work plan.

Para 2

If the Landlord is unable to comply with this date owing to reasons that are attributable exclusively to him, the Landlord shall pay to the Tenant, for each full week by which hand-over of the rented areas is delayed, a contractual penalty amounting to DM 25,000.00 (in words: twenty five thousand Deutschmarks), which becomes due immediately. This does not apply if use of the rooms by the Tenants remains unaffected.

                           SECTION 7 ADDITIONAL COSTS

Para 1

The running costs advance covers all those costs defined by the legal text of the Calculation Regulation II (see Annex IV to this Agreement). These costs are paid jointly by the tenants in line with their proportion of the rented areas. The basis for the calculation is the percentage of the Tenant's rented as a proportion of the building as a whole (rented area 3,351.71 m(2) of a total area of 5,144.75 m(2)). The Tenant pays an advance each month against the additional costs, as specified under Section 4. The Tenant also pays a proportion of all joint running and maintenance costs for the heating system. The amount is calculated annually in accordance with a heating cost formula applied by the billing company, which is based on each Tenant's actual usage. The calculation period is specified by the billing company in line with standard modalities. The Tenant pays an advance each month against the heating costs, as specified under
Section 4. The aforementioned rent and additional costs do not include VAT. The additional costs are calculated annually.

Para 2

The Landlord may request a reasonable increase in the advance payment for the additional and heating costs by presented the annual computation under the terms of the legal conditions for future financial years, should it appear that the annual additional cost amount will exceed the total of the advance payments.

Similarly, if during the course of the financial year, the cost factor on which the lump-sum advance payment is calculated change, the Landlord may request an adjustment to the advance for additional and heating costs by presenting an interim computation.

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Para 3

Administration costs are included in the running cost advance.

Para 4

It is emphasised to the Tenant that since this is the first tenancy, the heating and running costs cited under Section 7 are based on empirical values and variances may therefore occur on initial computation.

                            SECTION 8 RENTAL PAYMENTS

Para 1

Rental payments plus additional dues (additional and heating costs) and VAT is payable monthly in advance, no later than the third working day of the month, to either the Landlord or a person or agency authorised to collect on his behalf, by transfer to Account Number 924399 at Kreissparkasse Dachau, Sort Code 70051540 (Account Holiday: Housing Co-operative Czaika). Prompt payment depends on the date on which the funds are received, not the date on which they are sent.

Para 1.1

If payment is not received on time, the rental arrears attract interest at 5% above the base rate used by the European Central Bank.

Para 1.2

If the Tenant falls into rental arrears, the payments are offset firstly against the costs including any legal costs, then against the interest and finally against the principal sum, the oldest debt being the priority.

                 SECTION 9 COMMUNAL HEATING AND HOT WATER SUPPLY

Para 1

The Landlord is obliged to maintain operation of the communal heating system, insofar as is dictated by the weather and at least during the period from 1st October to 30th April.

Para 2

Contrary to Para 1, the hot water supply is guaranteed at all times.

                              SECTION 10 INSURANCE

Buildings insurance (inc. fire, storm, burst pipes) and buildings liability insurance is arranged by the Landlord. The Tenant arranges a business liability insurance.

                SECTION 11 CONDITION AND USE OF THE RENTED AREAS

Para 1

The Tenant may use the rented areas only for the operational purposes cited in
Section 2. Changes to the purpose for use requires written approval from the Landlord.

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Para 2

The Tenant may sub-let either all or some of the rented areas. The Landlord will approve such sub-letting unless good reason exists in respect of the sub-tenant, as either an individual or legal entity, or in respect of the intended purpose for use.

The Landlord has today approved a sub-letting arrangement to Dazzle Europe GmbH.

Para 3

The Tenant must ensure that his operation will not cause any unusual, unreasonable or long-term disturbance to the other tenants in the building or their visitors.

                 SECTION 12 COMPLIANCE WITH OFFICIAL REGULATIONS

Para 1

The Tenant is solely responsible for obtaining all necessary approvals, fulfilling official conditions and regulations applicable to his operating his business within the rented areas.

Para 2

The Tenant is responsible for affixing, maintaining and/or servicing the necessary fire extinguishers in his rented areas. The fire extinguishers required in compliance with the Fire Safety Regulation are provided by the Landlord (also for the Tenant's rented areas).

Para 3

The Tenant must ensure carefully and regularly that the loads permitted by the Building Inspectorate for the ceilings are not exceeded. Breach of this regulation will result in having to compensate the Landlord or a third party for any damage so caused.

                    SECTION 13 REPAIRS AND STRUCTURAL CHANGES

Para 1

The Landlord may arrange with the Tenant to carry out the repairs and structural changes deemed necessary to maintain the building or the rented areas, avert impending risks or to make good damage. This also applies, following consultation with the Tenant, to work which is deemed advisable rather than necessary, e.g. modernisation of the building and rented areas, provided that the contractual use and the Tenant's operation are not affected.

The Tenant must, on arrangement, maintain access to the affected rooms; he must not obstruct or delay execution of the work.

Para 2

The Tenant may only make structural changes, specifically renovations, refittings, installations, fitting window grills, building or altering fireplaces, if written approval has been obtained from the Landlord. If the Landlord grants such an approval, the Tenant is responsible for obtaining official planning permission and must bear all associated costs.

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Para 3

The Tenant is liable for all damage resulting from the building work he carries out.

                         SECTION 14 ADVERTISING MEASURES

Para 1

The Tenant is authorised to affix an advertising medium to the rented property following consultation with the Tenant. Before such an advertising medium is affixed, the Tenant must first agree size, type and colour with the Landlord.

Para 2

This does not affect the requirement to obtain official planning permission, which remains the sole responsibility of the client.

              SECTION 15 REPAIR AND MAINTENANCE OF THE RENTED AREAS

Para 1

The Tenant bears the costs for on-going repair and maintenance work inside the rented areas up to a maximum value of DM 500.00 per invoice or a total sum of DM 5,000.00 per calendar year. The Tenant must in particular keep the sanitary facilities, locks etc. in a usable condition. Damaged glass panels and mirrors must be replaced by the Tenant. The Landlord will transfer any third-party claims to the Tenant.

The Tenant is responsible for painting internal walls, ceilings, doors and radiators. The Landlord is responsible for the cleaning of outside windows, external sunblinds and the building facades.

Para 2

The Tenant is liable to the Landlord for all damage caused by him breaching his duty of care, in particular if supply and waste pipes, toilets, heating systems, etc. are used improperly and the rooms are inadequately ventilated, heated or insufficiently protected against frost. The Tenant must remove all pipe blockages up to the main pipe at his own cost. Similarly, the Tenant is responsible for all damage caused by his dependants, employees, staff, sub-tenants, visitors, suppliers, craftsmen commissioned or engaged by him.

If existing cable ducts are empty, the Tenant may only use such capacities in consultation with the Landlord. The Landlord holds the access right to all such supply and disposal installations and may extend this right to a third party (e.g. craftsmen, other tenants) by prior arrangement with the Tenant and on avoiding any adverse effect to the Tenant's business operation.

Para 3

It must be emphasised that any existing sunblinds are not storm-proof. The Tenant is solely responsible for ensuring that blinds are run up before offices are vacated during stormy weather, both during and outside of working hours. The Tenant must pay for all damage caused to the blinds by wind or stormy weather.

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                  SECTION 16 EXTRAORDINARY RIGHT OF TERMINATION

Para 1

The Landlord is entitled to an extraordinary right of cancellation during the contractually agreed tenancy period if:

-       the Tenant is more than two months in arrears with rental payments

- any other reason exists to justify no-notice termination as defined by the regulations of the BGB [German Civil Code]

In the event of justified, extraordinary cancellation, the Tenant is unconditionally liable to the Landlord, until the end of the agreed tenancy period following vacation and return of the rented property as per the Agreement, specifically for the damage sustained by the Landlord, should the rented object stand empty or have to be rented for a lower sum following the Tenant's departure.

Until lapse of the tenancy period, the Tenant is entitled to extraordinary termination if contractual use is not possible for at least 1 month. This regulation does not affect any further compensation claims.

The Tenant is entitled to nominate a new tenant, the Landlord may only decline a new tenant if good reason exists (see Section 11, para 2).

                       SECTION 17 LANDLORD'S RIGHT OF LIEN

Para 1

The Tenant undertakes to notify the Landlord immediately of any lien applied to contributed assets.

Para 2

The Landlord's right of lien as defined by the BGB applies.

                SECTION 18 LANDLORD'S ACCESS TO THE RENTED AREAS

Para 1

During normal business hours, the Landlord and/or his authorised agents may enter the rented areas, following prior approval by the Tenant, to check the condition of such or for any other important reason. In the event of impending risk, access must be granted out of working hours.

Para 2

Should the Landlord wish to sell the property, he and/or his authorised agents may, following prior approval, enter the rented areas with the potential buyer. If the Tenancy Agreement is terminated, he and/or his authorised agents may, following prior announcement, enter the rented areas with the potential buyer during business hours.

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Para 3

The Tenant must ensure that access is possible during his absence. In the event of extended absences (e.g. works holiday), he must place the key in an easily accessible place, informing the Landlord of its whereabouts should an emergency arise.

                      SECTION 19 END OF THE TENANCY PERIOD

Para 1

At the end of the tenancy arrangement, the Tenant must hand-over the rented areas to the Landlord in a decorated condition ready for occupation by the next tenants and return all keys. The decorating work, particularly all painting work, professional cleaning and where necessary renewal of all floor coverings must be carried out directly before hand-over. Otherwise, the Landlord is entitled to unlock, clean and arrange for any necessary painting and decorating work to the rented areas at the cost of the Tenant. This regulation does not affect any further compensation claims.

Para 2

At the end of the tenancy arrangement, the Tenant must remove all the installations he has provided and used to equip the rented property and restore it to the original hand-over condition, carrying out any necessary additional work. Furthermore, the Landlord may request the restoration of any restroom areas existing in the attic storey, even if these were part of the hand-over condition at the start of the tenancy period.

However, the Landlord may demand that the installations provided by the Tenant and used to equip the rented property are left at the end of the tenancy arrangement in return for a monetary consideration to be paid by the Landlord, which is based on current market value, allowing for wear and tear and technical progress. Tenant and Landlord must declare in good time, that agreements in this regard can be made before the rooms are cleared.

Para 3

The Tenant is liable for all damage resulting from any building work he carries out.

                           SECTION 20 RENT REDUCTIONS

Statutory rent reduction regulations apply. The possibility of a rent reduction is ruled out if, through circumstances not attributable to the Landlord (e.g. road diversions, roadblocks, excavations etc.) affects commercial use of the rented areas.

                      SECTION 21 GROUP LANDLORDS OR TENANTS

Individuals or legal entitles in group landlords or tenants are all jointly and severally liable.

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                          SECTION 22 OTHER ARRANGEMENTS

Para 1

The attached House Rules (Annex V) is part of this Agreement and must be signed by both contracting parties.

Para 2

Additional, verbal arrangements to this Agreement are not valid, subsequent changes and/or additions are only valid in writing.

Para 3

Should any condition of this Agreement be or become ineffective, either in whole or in part, the validity of the remaining conditions remain unaffected. In such an event, the ineffective condition is replaced by another regulation, which comes closest in its legal nature to the original intention of the parties had the issue been considered. If the condition is rendered ineffective owing to a performance or time issue, it will be replaced by the legally permissible measure.

Para 4

This Agreement is valid for and against any legal successors to the parties.

Para 5

It is agreed that the Tenant will be notified of any other areas in the building become vacant or rented and where applicable, will be offered to the Tenant for renting before any marketing activities are carried out. The currently unrented areas on the ground floor are exempt from this agreement.

Para 6

The Landlord offers to the Tenant a further 10 outdoor car-parking spaces at the property on Oskar-Messter-Str. 15 / Munchner Strasse, in agreement with the Tenant, at a unit price of DM 75.00 plus VAT.

            SECTION 23 PLACE OF FULFILMENT AND PLACE OF JURISDICTION

Para 1

The place of fulfilment and the place of jurisdiction for all obligations arising from this Agreement is Munich.


PAF, 31.08.01                                      31.08.01
----------------------                             ------------------
(Place / Date)                                     (Place / Date)


illegible                                          illegible
----------------------                             ------------------
Tenant                                             Landlord

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LIST OF ANNEXES:

Annex I a, b, c, d, e        Layout plan (to be submitted)

Annex II                     Underground car-park plan

Annex III                    Outdoor car-park plan (to be submitted)

Annex IV                     2nd Calculation Regulation

Annex V                      House Rules (to be submitted)

Annex VI                     Building description

Annex VII                    Rented area calculation